Exhibit 10.2
COOPERATION AGREEMENT
This Cooperation Agreement (this “Agreement”) is made and entered into as of June 28, 2024 (the “Effective Date”) by and among Lifecore Biomedical, Inc., a Delaware corporation (“Lifecore” or the “Company”), and each of the persons listed on Exhibit A hereto (each, an “Investor” and collectively, the “Investors” or the “Investor Group”). The Company and each of the Investors are each herein referred to as a “party” and collectively, the “parties”. Unless otherwise defined herein, capitalized terms shall have the meanings given to them in Section 13 herein.
WHEREAS, on March 21, 2024 the Company disclosed on a Form 8-K that Craig Barbarosh notified the Company that he has elected not to stand for re-election to serve as a director of the Board of Directors of the Company (the “Board”) at the Company’s annual meeting of stockholders for the 2023 fiscal year, which is scheduled to take place on August 15, 2024 (the “2023 Annual Meeting”) and that the Board approved the appointment of Katrina L. Houde as Chairperson of the Board, effective as of the 2023 Annual Meeting;
WHEREAS, each of the Investors beneficially owns the number of shares of (i) the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (ii) the Company’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Shares”), each as listed on Exhibit A hereto;
WHEREAS, on May 16, 2024, 22NW Fund, LP (“22NW”) delivered to the Company a notice of intent to submit director nominations (the “Nomination Notice”) at the 2023 Annual Meeting;
WHEREAS, on May 20, 2024, 22NW filed a Schedule 13D/A with the Securities and Exchange Commission (the “SEC”) disclosing its intention to nominate certain individuals to the Board, as set forth in the Nomination Notice;
WHEREAS, on June 11, 2024, 22NW delivered to the Company a written demand for a special meeting of the stockholders of the Company to be held on August 14, 2024 (the “Special Meeting Demand”);
WHEREAS, on June 11, 2024, 22NW filed a Schedule 13D/A with the SEC disclosing the Special Meeting Demand;
WHEREAS, concurrent with the entry of this Agreement, 22NW (and its Affiliates) and Wynnefield Capital Management, LLC (together with its Affiliates, “Wynnefield”) have entered into similar agreements with the Company, complete copies of which have been delivered to the Investors prior to the execution herewith (the “Other Investor Agreements”); and
WHEREAS, the Company has reached an agreement with the Investors with respect to the composition of the Board and certain other matters as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.Board Composition and Other Company Matters.
(a)Recommendation of Class 1 Series A Director. Pursuant to Section 13(c) of that certain Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Lifecore Biomedical, Inc. (the “Series A Certificate of Designation”), Legion Partners, L.P. I (“LP I”), one of the two largest holders of shares of Series A Preferred Shares as of the Effective Date, designates Christopher Kiper (the “Class 1 Series A Director”) for election to the Board as a Series A Preferred Director (as defined in the Series A Certificate of Designation) at the Company’s annual meeting of stockholders for the 2024 fiscal year (the “2024 Annual Meeting”). The Board hereby, on a one-time basis, waives compliance with the notice deadline established in Section 2.5 of the Amended and Restated Bylaws of Lifecore Biomedical, Inc. (the “Bylaws”) in connection with such designation. Subject to, and conditioned upon, (i) receipt by the Company of a written designation of Christopher Kiper by the other largest holder of Series A Preferred Shares as of the Effective Date and (ii) the satisfaction of the Preferred Stock Director Designation Right Condition (as defined in the Series A Certificate of Designation) as of immediately prior to the 2024 Annual Meeting (the “Class 1 Series A Director Qualification Conditions”), the Board, and all applicable committees of the Board, shall (A) take all necessary actions to nominate the Class 1 Series A Director as a director (or Class 1 director if applicable at such time) and as a Series A Preferred Director (as defined in the Series A Certificate of Designation) for election to the Board by the holders of the Series A Preferred Shares, voting separately as a class, at the 2024 Annual Meeting with a term expiring at the Company’s annual meeting of stockholders for the 2026 fiscal year (the “2026 Annual Meeting”), and until his or her successor is duly elected and qualified (or, if the Declassification Proposal (as defined below) is approved by the Company’s stockholders at the 2023 Annual Meeting and the Declassification Amendment (as defined below) is subsequently filed and accepted by the Secretary of State of the State of Delaware prior to the 2024 Annual Meeting, with a term expiring at the 2025 Annual Meeting, and until his or her successor is duly elected and qualified), (B) to list the Class 1 Series A Director in the Company’s proxy statement and proxy card prepared, filed with the SEC and delivered to the Company’s stockholders in connection with the 2024 Annual Meeting and to solicit proxies for the election of the Class 1 Series A Director at the 2024 Annual Meeting in the same manner (except for differences related to the fact that the Class 1 Series A Director is subject to a separate class vote of the holders of the Series A Preferred Shares) as it solicits proxies for the election of the Company’s other director nominees and (C) subject to the good faith exercise of the Board’s, and all applicable committees of the Board’s, fiduciary duties under applicable law, recommend for the election of the Class 1 Series A Director at the 2024 Annual Meeting in the same manner (except for the fact that the Class 1 Series A Director is subject to a separate class vote of the holders of the Series A Preferred Shares) as it recommends for the election of the Company’s other director nominees. The Class 1 Series A Director agrees that he or she will recuse himself or herself from such portions of meetings of the Board or committees of the Board, if any, involving actual conflicts
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of interest between the Company and the holders of Series A Preferred Shares. Further, in the event the Declassification Proposal is approved by the Company’s stockholders at the 2023 Annual Meeting and the Declassification Amendment is subsequently filed and accepted by the Secretary of State of the State of Delaware prior to the 2024 Annual Meeting, all obligations set forth in this Section 1(a) shall apply with respect to the 2025 Annual Meeting in all respects.
(b)Recommendation of Class 2 Series A Director. Pursuant to Section 13(c) of the Series A Certificate of Designation, LP I, one of the two largest holders of shares of Series A Preferred Shares as of the Effective Date, designates Jason Aryeh (the “Class 2 Series A Director”) for election to the Board as a Series A Preferred Director (as defined in the Series A Certificate of Designation) at the 2023 Annual Meeting. The Board hereby, on a one-time basis, waives compliance with the notice deadline established in Section 2.5 of the Amended and Restated Bylaws of Lifecore Biomedical, Inc. in connection with such designation. Subject to, and conditioned upon, (i) receipt by the Company of a written designation of Jason Aryeh by the other largest holder of Series A Preferred Shares as of the Effective Date and (ii) the satisfaction of the Preferred Stock Director Designation Right Condition (as defined in the Series A Certificate of Designation) as of immediately prior to the 2023 Annual Meeting (the “Class 2 Series A Director Qualification Conditions”), the Board, and all applicable committees of the Board, shall, (A) take all necessary actions to nominate the Class 2 Series A Director as a Class 2 director and as a Series A Preferred Director (as defined in the Series A Certificate of Designation) for election to the Board by the holders of the Series A Preferred Shares, voting separately as a class, at the 2023 Annual Meeting with a term expiring at the 2025 Annual Meeting, and until his or her successor is duly elected and qualified, (B) to list the Class 2 Series A Director in the Company’s proxy statement and proxy card prepared, filed with the SEC and delivered to the Company’s stockholders in connection with the 2023 Annual Meeting and to solicit proxies for the election of the Class 2 Series A Director at the 2023 Annual Meeting in the same manner (except for differences related to the fact that the Class 2 Series A Director is subject to a separate class vote of the holders of the Series A Preferred Shares) as it solicits proxies for the election of the Company’s other director nominees and (C) subject to the good faith exercise of the Board’s, and all applicable committees of the Board’s, fiduciary duties under applicable law, recommend for the election of the Class 2 Series A Director at the 2023 Annual Meeting in the same manner (except for the fact that the Class 2 Series A Director is subject to a separate class vote of the holders of the Series A Preferred Shares) as it recommends for the election of the Company’s other director nominees. The Class 2 Series A Director agrees that he or she will recuse himself or herself from such portions of meetings of the Board or committees of the Board, if any, involving actual conflicts of interest between the Company and the Investor Group. Further, all obligations set forth in this Section 1(b) shall apply with respect to the 2025 Annual Meeting in all respects.
(c)Board Size. The Board, and all applicable committees of the Board, shall, subject to the good faith exercise of the Board’s, and all applicable committees of the Board’s, fiduciary duties under applicable law, take all necessary actions to (i) reduce the size of the Board from nine (9) seats to eight (8) seats immediately prior to the 2023 Annual Meeting, (ii) increase the size of the Board from eight (8) seats to eleven (11) seats immediately following the 2023 Annual Meeting, (iii) reduce the size of the Board from eleven (11) seats to nine (9) seats
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upon the earlier of (A) immediately prior to the 2024 Annual Meeting or (B) November 30, 2024, and (iv) following reduction in size of the Board described in clause (iii), during the Standstill Period, the size of the Board may be increased by the Board by no more than two (2) seats only pursuant to an agreement with an investor in or debt financing provider to the Company in connection with such equity or debt transaction.
(d)Board Policies and Procedures. Except as otherwise permitted in this Agreement, all members of the Board, including the Class 1 Series A Director, are required to comply with all policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board, as in effect from time to time, including, without limitation, the Company’s Corporate Governance Guidelines, Code of Business Conduct, and policies on stock trading, stock ownership, hedging and pledging of Company securities, public disclosures and confidentiality, and that the Class 1 Series A Director is required to strictly preserve the confidentiality of Company business and information, including the discussion of any matters considered in meetings of the Board or Board committees whether or not the matters relate to material non-public information. The Class 1 Series A Director shall provide the Company with such information concerning the Class 1 Series A Director as is required to be disclosed under applicable law or stock exchange regulations, including the completion of the Company’s standard directors’ and officers’ questionnaire upon request, in each case as promptly as necessary to enable the timely filing of the Company’s proxy statement and other periodic reports with the SEC.
(e)Rights and Benefits of the Class 1 Series A Director. The Class 1 Series A Director shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board with similar Board assignments, and (iii) such other benefits on the same basis as all other non-management directors on the Board. Notwithstanding the foregoing, (A) the Company shall not be responsible for the preparation or filing of any Forms 3, 4, and 5 under Section 16 of the Exchange Act (as defined below) that are required to be filed by the Class 1 Series A Director, and (B) the Company agrees to provide timely notice to the Class 1 Series A Director of any expected SEC filing requirements applicable to directors of the Company and reasonably cooperate with the Class 1 Series A Director and his or her counsel in the preparation of any Forms 3, 4, and 5 under Section 16 of the Exchange Act.
(f)Stockholder Proposal. The Board, and all applicable committees of the Board, shall, take all necessary actions to submit to the stockholders of the Company at the 2023 Annual Meeting a proposal to approve an amendment (the “Declassification Amendment”) of Article VI of the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), to provide for the phased-in declassification of the Board, with Class 1 directors being elected annually beginning at the 2024 Annual Meeting and with Class 2 directors being elected annually beginning at the 2025 Annual Meeting, such that the Board would be fully declassified at the time of the 2025 Annual Meeting (the “Declassification Proposal”), and subject to the good faith exercise of the Board’s and all applicable committees of the Board’s, fiduciary duties under applicable law, to recommend in
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favor of the Declassification Proposal in the Company’s proxy statement and proxy card prepared, filed with the SEC and delivered to the Company’s stockholders in connection with the 2023 Annual Meeting (the “2023 Annual Meeting Proxy”), and, upon the approval of the Declassification Proposal, shall promptly file the Declassification Amendment with the Secretary of State of the State of Delaware upon such approval.
(g)Company Rights Offering. If the Board determines to cause the Company to conduct a rights offering during the Standstill Period pursuant to which the Company would distribute to holders of Common Stock subscription rights to purchase shares of Common Stock, and that is subject to a backstop or standby commitment, and either 22NW or Wynnefield is offered the right to participate in such backstop or standby commitment, the Investor Group will be offered the right to participate in such backstop or standby commitment with respect to the same aggregate amount of unsubscribed shares as 22NW or Wynnefield, subject, in each case, to (A) applicable law (including the Board’s fiduciary duties) and the applicable rules or requirements of the Nasdaq and (B) at the time of such rights offering the Investor Group beneficially owns in the aggregate at least the lesser of (A) ten percent (10%) of the Company’s then outstanding voting securities on an as-converted to Common Stock basis or (B) the Company’s then outstanding voting securities on an as-converted to Common Stock basis beneficially owned by the Investors as of the Effective Date and as set forth on Exhibit A hereto (the “Investor Group Minimum Ownership Threshold”). All such purchase rights shall not be subject to the ownership limitations set forth in Section 3(a)(iii) hereof.
(h)The covenants set forth in this Section 1 shall terminate and be of no further force or effect immediately on the earliest of (i) the Termination Date, or (ii) the date at which the Investor Group no longer satisfies the Investor Group Minimum Ownership Threshold.
2.Voting. At each annual or special meeting of stockholders held during the Standstill Period, each of the Investors agrees to (i) appear at such stockholders’ meeting or otherwise cause all shares of Common Stock and Series A Preferred Shares then beneficially owned by each Investor and their respective Affiliates to be counted as present thereat for purposes of establishing a quorum; and (ii) vote, or cause to be voted, all shares of Common Stock and Series A Preferred Shares then beneficially owned by each Investor and their respective Affiliates on the Company’s proxy card or voting instruction form in favor of (a) each of the directors nominated by the Board and recommended by the Board, including such directors nominated and recommended by the Board pursuant to this Agreement and the Other Investor Agreements, in the election of directors (and not in favor of any other nominees to serve on the Board), and (b) each of the other proposals listed on the Company’s proxy card or voting instruction form as identified in the Company’s proxy statement prepared, filed with the SEC and delivered to the Company’s stockholders in accordance with the Board’s recommendations; provided, however, in the event in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to any proposals (other than the election or removal of directors or any proposed increase in the authorized shares of the Company), each of the Investors shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation; provided, further, that each of the Investors shall be permitted to vote in their sole discretion with respect to any publicly announced proposals
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relating to a merger, acquisition, disposition, business combination, amalgamation, recapitalization, restructuring, distribution, spin-off, joint venture, any tender or exchange offer, any dissolution, liquidation, or reorganization of the Company, any debt or equity issuances or financings, the implementation of takeover defenses not in existence as of the date of this Agreement, or any other similar extraordinary matters involving the Company requiring a vote of stockholders of the Company. No later than two (2) business days prior to each such meeting of stockholders, each Investor shall, and shall cause each of its Affiliates to, vote any shares of Common Stock and Series A Preferred Shares beneficially owned by such Investors in accordance with this Section 2. No Investor nor any of its Affiliates, nor any person under its direction or control shall take any position, make any statement, or take any action inconsistent with the foregoing.
3.Standstill.
(a)Each Investor agrees that, except as expressly permitted elsewhere in this Agreement, from the Effective Date until the Termination Date, without the prior written approval of the Board, neither it nor any of its controlled Affiliates shall, directly or indirectly, alone or in concert with others, in any manner:
(i)publicly announce or otherwise disclose an intent to propose or enter into or agree to enter into, singly or with any other person, directly or indirectly, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries, or (C) any form of tender or exchange offer for the Common Stock or the Series A Preferred Shares, whether or not such transaction involves a Change of Control of the Company;
(ii)engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any non-binding referendum with respect to any voting securities of the Company, or knowingly encourage, assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Company in opposition to any recommendation or proposal of the Board;
(iii)acquire, offer, or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of any interests in any of the Company’s indebtedness, Common Stock, Series A Preferred Shares, or other equity interests in the Company (including any rights decoupled from the underlying securities of the Company, but excluding Common Stock issued in connection with a stock split, stock dividend or similar corporate action initiated by the Company with respect to any securities beneficially owned by any of the Investors and/or any Affiliate), in each case, if such acquisition, offer, proposal or agreement would result in the Investors acquiring beneficial ownership (amongst all of the Investors and any Affiliate) in excess of 17.20% of the shares of Common Stock and Series A
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Preferred Shares outstanding (on an as converted to common basis); provided, however, any purchase pursuant to Section 1(g) hereof shall be excluded from the limitations provided herein;
(iv)acquire or agree, offer, seek, or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) in one or a series of related transactions, a majority or more of the assets or business of the Company or any rights or options to acquire any such assets or business from any person, in each case other than securities of the Company;
(v)seek to advise, encourage, support or influence any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company, other than in a manner consistent with Section 2;
(vi)take any public action in support of or make any public proposal or request that constitutes: (A) advising, controlling, changing, or influencing the Board or management of the Company or its subsidiaries, including any plans or proposals to change the number or term of directors, to elect directors, to fill any vacancies on the Board, or to remove directors, (B) any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company or its subsidiaries, (C) any other material change in the Company’s management, business, or corporate or governance structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Certificate of Incorporation or Bylaws, operations, business, corporate strategy, corporate structure, capital structure or allocation, share repurchase or dividend policies or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, in each case except as permitted expressly by this Agreement;
(vii)initiate, propose, or otherwise “solicit” stockholders of the Company for the approval of any stockholder proposals (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) other than in accordance with Section 2;
(viii)communicate with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act other than in a manner consistent with Section 2;
(ix)call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Company’s Certificate of Incorporation or Bylaws, including, but not limited to, a “town hall meeting;”
(x)grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders) or deposit any Common Stock or Series A Preferred Shares in any voting trust or similar arrangement or subject any Common Stock or Series A Preferred Shares to any voting agreement or pooling arrangement, other than (A)
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customary brokerage accounts, margin accounts and prime brokerage accounts and (B) otherwise in accordance with this Agreement;
(xi)seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or, except as expressly provided in this Agreement, seek, encourage or take any other action with respect to the election or removal of any directors (it being acknowledged that those public communications that are permitted and those SEC filings that are required under this Agreement shall not constitute such encouragement);
(xii)form, join or in any other way participate in any a “partnership, limited partnership, syndicate, or other group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the securities of the Company (other than a “group” that includes all or some of the Investors, but does not include any other entities or persons that are not members of the Investor Group as of Effective Date); provided, further, that the Investor Group Schedule 13D shall not be amended to add additional members to the Investor Group other than persons that are wholly owned as of the Effective Date by an existing member of the Investor Group, so long as any such additional wholly owned member agrees to be bound by the terms and conditions of this Agreement;
(xiii)commence, join, encourage, or support any lawsuit, arbitration, or other legal claim against the Company or any of its officers or directors, including without limitation any derivative action in the name of the Company, or any class action against the Company or any of its officers or directors provided, however, that nothing in this clause (xii) will in any way limit the rights of either party under this Agreement or any other agreement between the parties, including by (A) commencing litigation to enforce such rights, or (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against an Investor;
(xiv)disclose publicly, or privately in a manner that could reasonably be expected to become public, any intent, purpose, plan, or proposal with respect to the Board, the Company, its management, policies, or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;
(xv)make any request or submit any proposal to amend the terms of this Section 3 other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any party;
(xvi)take any action challenging the validity or enforceability of any of the provisions of this Section 3 or publicly disclose, or cause or facilitate the public disclosure (including, without limitation, the filing of any document with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to either (A) obtain any waiver or consent under, or any amendment of, any provision of this Agreement, or (B) take any action challenging the validity or enforceability of any provisions of this Section 3;
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(xvii)make any public communication in opposition to (A) any merger, acquisition, amalgamation, recapitalization, restructuring, disposition, distribution, spin-off, asset sale, joint venture or other business combination or (B) any financing transaction, in each case involving the Company or any of its subsidiaries;
(xviii)call or seek to call any special meeting of the Company (other than calling or seeking to call a special meeting of the holders of the Series A Preferred Shares pursuant to the Series A Certificate of Designation) or action by consent resolutions or make any request under Section 220 of the Delaware General Corporation Law or other applicable legal provisions regarding inspection of books and records or other materials (including stocklist materials) of the Company or any of its subsidiaries; or
(xix)advise, assist, knowingly encourage, or seek to persuade any person or entity to take any action or make any statement inconsistent with any of the foregoing.
(b)Notwithstanding anything in Section 3(a) or elsewhere in this Agreement, nothing in this Agreement shall prohibit or restrict any Investor or the Class 1 Series A Director from (i) communicating privately with any director on the Board or any of the Company’s officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (ii) identifying potential director candidates to serve on the Board so long as such actions do not create a public disclosure obligation for the Investor Group or the Company, are not publicly disclosed by the Investor Group or its Affiliates and are undertaken on a basis reasonably designed to be confidential, (iii) privately communicating to any of their investors or potential investors information regarding the Company based on publicly available information, provided, that such communications are subject to reasonable confidentiality obligations and are not otherwise reasonably expected to be publicly disclosed, (iv) communicating with stockholders of the Company and others in a manner that does not otherwise violate Section 3(a) of this Agreement, (v) making a public statement about how such Investor intends to vote and the reasons therefor with respect to any publicly announced Change of Control transaction, (vi) exchanging, tendering, or otherwise participating in any tender or exchange offer with respect to the Common Stock or Series A Preferred Shares, whether or not such transaction involves a Change of Control of the Company, on the same basis as the other stockholders of the Company, (vii) taking any action necessary to comply with any law, rule, or regulation or any action required by any governmental or regulatory authority or stock exchange that has jurisdiction over an Investor, or (viii) exercising any right permitted under the Series A Certificate of Designation and transaction documents related to the purchase of the Series A Preferred Shares, including calling upon the Company to call a special meeting for the purpose of electing Series A Preferred Directors.
(c)As of the Effective Date, none of the Investors are engaged in any discussions or negotiations and do not have any agreements or understandings, written or oral, whether or not legally enforceable, concerning the acquisition of beneficial ownership of any securities of the Company, and have no actual knowledge that any other stockholders of the Company have any present or future intention of taking any actions that if taken by the Investors would violate any of the terms of this Agreement. For the avoidance of doubt, nothing in this
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Agreement shall be deemed to limit the exercise in good faith by the Class 1 Series A Director of his fiduciary duties in his capacity as a director of the Company.
(d)Except as otherwise provided in this Agreement, this Agreement shall automatically terminate upon the public announcement of a transaction that will constitute a Change of Control involving the Company.
4.Information Sharing with Investor Group.
(a)The Class 1 Series A Director may, if he wishes to do so, provide Confidential Information to other members of the Investor Group and their Representatives who need to know such information in connection with the Investor Group’s investment in the Company (each, a “Recipient”); provided, however, that the Investor Group shall (i) inform each Recipient of the confidential nature of the Confidential Information and (ii) cause each Recipient not to disclose any Confidential Information to any Person other than to Recipients in accordance with this Section 4 and not to use any Confidential Information other than in connection with (A) the Class 1 Series A Director’s duties as a director of the Company and (B) evaluating or monitoring the Investor Group’s investment in the Company. The Investor Group shall be jointly and severally responsible for any breach of this Section 4 by any Recipient who receives Confidential Information from the Class 1 Series A Director hereunder.
(b)If any Recipient is (i) legally compelled, by deposition, interrogatory, request for documents, subpoena, civil investigation, demand, order or similar process, to disclose any Confidential Information or (ii) determines (on the advice of outside legal counsel) that it is required by law or regulation to disclose any Confidential Information, prior to making such disclosure, such Recipient must, to the extent practicable and legally permissible, (A) promptly notify the Company of the circumstances surrounding such requirement or request and (B) reasonably cooperate with the Company, at the Company’s sole expense, in any attempt it may make to obtain a protective order, other appropriate remedy, or an appropriate assurance that confidential treatment will be afforded to its Confidential Information. If a protective order or other appropriate remedy or assurance is not obtained, the Recipient agrees to only disclose (or cause to be disclosed, as applicable) that portion of the Confidential Information that is legally required to be disclosed (on the advice of outside legal counsel).
(c)Upon the expiration of the Standstill Period, each member of the Investor Group agrees to (and agrees to cause any Recipient to, if applicable) (i) promptly (and in any event within five business days of such expiration) return or destroy (and upon request, confirm in writing such return or destruction to the Company) all Confidential Information of the Company and its Affiliates and any other material containing or reflecting any of the Confidential Information, (ii) not to retain any copies, extracts or other reproductions in whole or in part, mechanical or electronic, of such written material, and (iii) to destroy all computer records, documents, memoranda, notes and other writings prepared by the Class 1 Series A Director or a Recipient based on the Confidential Information of the Company or any of its Affiliates; provided, however, that the Investor Group that receive Confidential Information shall be entitled to retain one copy of all such Confidential Information in restricted access legal files or pursuant to automatic electronic archiving and back-up procedures for use solely in
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connection with any regulatory action; provided, further, that any Confidential Information so retained shall remain subject to the confidentiality obligations hereunder for so long as it so retained, notwithstanding any termination of this Agreement or the confidentiality obligations pursuant to Section 4(g).
(d)All Confidential Information is provided to any Recipient “as is” and the Company does not make any representation or warranty as to the accuracy or completeness of the Confidential Information or any component thereof. The Company will have no liability to any Recipient resulting from the reliance on the Confidential Information. The Investor Group acknowledges that all of the Confidential Information is owned solely by the Company (or its licensors) and that the unauthorized disclosure or use of such Confidential Information would cause irreparable harm and significant injury, the degree of which may be difficult to ascertain. Therefore, in the event of any breach of this Section 4, the Company is entitled to seek all forms of equitable relief (including an injunction and order for specific performance), in addition to all other remedies available at law or in equity.
(e)As used in this Agreement, “Confidential Information” means any and all information or data concerning the Company, whether in verbal, visual, written, electronic, or other form, which is disclosed to any Recipient by the Company or any Representative of the Company (including, but not limited to, all Relevant Materials and Information that is non-public information); provided, however, that “Confidential Information” shall not include information that:
(i)is or becomes generally available to the public other than as a result of disclosure of such information by any Recipient in violation of this Section 4;
(ii)is independently developed by any Recipient without use of the Confidential Information provided by the Company or any Representative thereof;
(iii)becomes available to any Recipient at any time on a non-confidential basis from a third party that is not, to such recipient’s knowledge, prohibited from disclosing such information to such recipient by any contractual, legal, or fiduciary obligation to the Company; or
(iv)was known by any Recipient prior to receipt from the Company or from any Representative thereof and, to Recipient’s knowledge, the source of such information was not prohibited from disclosing such information to such recipient by any contractual, legal, or fiduciary obligation to the Company.
(f)Notwithstanding anything in this Agreement to the contrary, the Company acknowledges that the Investor Group’s businesses include the analysis of, and investment in, securities, instruments, businesses and assets, and Confidential Information may serve to give any natural person who is an Investor Group party a deeper overall knowledge and understanding in a way that cannot be separated from his or her other knowledge, and accordingly, subject to such Investor Group party’s compliance with his or her obligations under this Agreement and without in any way limiting the Investor Group’s obligations under this Agreement, the
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Company acknowledges that this Agreement is not intended to restrict the use of such overall knowledge and understanding solely for internal investment analysis purposes, including, subject to applicable law, the purchase, sale, consideration of, and decisions related to, other investments. Subject to applicable law and the Investor Group’s compliance with its obligations under this Agreement, this Agreement shall not prohibit or otherwise limit the Investor Group from negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund, or other basket of securities which the Investor Group has no direct or indirect control over, which may contain or otherwise reflect the performance of any securities of the Company.
(g)Subject to Section 4(c), the confidentiality and use obligations under this Section 4 shall terminate 18 months after the date any Recipient received the last of such Confidential Information (the “Confidentiality Termination Date”).
5.Acknowledgment of Obligations under Securities Laws. Each member of the Investor Group acknowledges that he or she is aware of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic laws (collectively, the “Securities Laws”) on a person possessing material nonpublic information about a publicly traded company, including, but not limited to, restrictions that prohibit such person from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The Investor Group acknowledges that Confidential Information shared by the Company or its Representatives with any Recipient may include information regarding material activity by the Company, and that any such information so shared or exchanged shall be subject to the confidentiality obligations set forth herein and may constitute material non-public information with respect to United States securities laws. The Company agrees that, following the Effective Date and prior to the Confidentiality Termination Date, the Company shall promptly (and in any event, no later than the time that the Company’s directors are notified) notify the Investor Group in writing as to the (i) opening of a trading window during which time all directors of the Company are permitted to trade in the Company’s securities and (ii) institution of a blackout period during which time all directors of the Company are prohibited from trading in the Company’s securities.
6.Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (c) to the actual knowledge of the executive officers of the Company, the execution, delivery, and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or
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pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
7.Representations and Warranties of the Investors. Each Investor, on behalf of itself, severally represents and warrants to the Company that (a) as of the date hereof, such Investor beneficially owns, directly or indirectly, only the number of shares of Common Stock and Series A Preferred Shares as described opposite its name on Exhibit A and Exhibit A includes all Affiliates of any Investors that own any securities of the Company beneficially or of record and reflects all shares of Common Stock and Series A Preferred Shares in which the Investors have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute the Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms hereof, (d) each of the Investors shall cause its respective Representatives acting on its behalf to comply with the terms of this Agreement, and (e) to the actual knowledge of each Investor, the execution, delivery, and performance of this Agreement by such Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Investor is a party or by which it is bound.
8.Mutual Non-Disparagement. Subject to applicable law, each of the parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other party or any of its Representatives shall have breached this Section 8, neither it nor any of its Representatives shall in any way publicly disparage, call into disrepute or otherwise defame or slander the other party or such other party’s Representatives (including any current officer of a party or a party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement and any current director of a party or a party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation thereof. For the avoidance of doubt, the foregoing shall not prevent the making of any factual statement in connection with any compelled testimony or production of information by legal process, subpoena, or as part of a response to a request for information from any governmental authority with purported jurisdiction over the party from whom information is sought.
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9.Public Announcements. Promptly following the execution of this Agreement, the Company shall issue a mutually agreeable press release (the “Press Release”) announcing this Agreement, substantially in the form attached as Exhibit B hereto. Prior to the issuance of the Press Release, neither the Company nor any of the Investors nor any of their respective Representatives shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party. No party nor any of its Representatives shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with this Agreement.
10.SEC Filings.
(a)No later than four (4) business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto.
(b)No later than two (2) business days following the execution of this Agreement, the Investor Group shall file an amendment to its Schedule 13D with respect to the Company that has been filed with the SEC, reporting the entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto.
11.Not a Group with any Third Party. Nothing contained in this Agreement shall be deemed or construed as creating a group, joint venture or partnership between the Investors and any other stockholders of the Company including those stockholders who are entering into Other Investor Agreements concurrently with this Agreement.
12.Expenses. Each of the Company and the Investors shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the matters contemplated hereby, including, but not limited to attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, the Company will reimburse the Investor Group for its reasonable, document out-of-pocket fees and expenses (including reasonable, documented legal expenses) incurred solely in connection with the negotiation and execution of this Agreement and related filings in an amount not to exceed $37,500, which amount shall be paid in three equal monthly installments by the Company commencing on the first business day of the month after which the Investor Group provides reasonable documentation of such expenses to the Company.
13.Definitions. As used in this Agreement:
(a)the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, further, that, for purposes of this Agreement, no Investor shall be deemed an Affiliate of the Company and the Company shall not be deemed an Affiliate of any Investor;
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(b)the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;
(c)the term “business day” means any day that is not a Saturday, Sunday, or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law;
(d)the term “Change of Control” shall mean the sale of all or substantially all the assets of the Company; any merger, consolidation, or acquisition of the Company with, by or into another corporation, entity, or person; or any change in the ownership of more than 50% of the voting capital stock of the Company in one or more related transactions;
(e)the term “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;
(f)the terms “group,” “proxy,” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act;
(g)the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity of any kind or nature;
(h)the term “Representatives” means (i) a person’s Affiliates, and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents, and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates;
(i)the term, “SEC” means the U.S. Securities and Exchange Commission;
(j) the term, “Standstill Period” means the period commencing on the Effective Date and ending upon the earlier to occur of (X) the day immediately after the 2025 Annual Meeting or (Y) October 31, 2025 or, if earlier, upon the occurrence of any of the following: (i) termination of any Other Investor Agreement or material breach of any Other Investor Agreement by any party to such Other Investor Agreement that is not cured within thirty (30) days’ written notice thereof, (ii) if the Class 1 Series A Director Qualification Conditions are satisfied immediately prior to the 2024 Annual Meeting (or 2025 Annual Meeting if applicable) and the Board has not recommended for, or has withdrawn the recommendation for, the election of the Class 1 Series A Director at the 2024 Annual Meeting (as long as such Class 1 Series A Director is available and qualified for such election), (iii) if the size of the Board is not eight (8) or fewer seats immediately prior to the 2023 Annual Meeting, (iv) if size of the Board is not eleven (11) seats on the day after the 2023 Annual Meeting, (v) if size of the Board is not nine (9) or fewer seats upon the earlier of (x) immediately prior to the 2024 Annual Meeting and (y) December 1, 2024, (vi) if the size of the Board is increased after it is decreased from eleven (11) seats to nine (9) seats (except for any increase permitted pursuant to Section 1(c)(iv)), (vii)
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if the Company does not include the Declassification proposal in the 2023 Annual Meeting Proxy or if the Board does not recommend in favor of the adoption of such proposal in the 2023 Annual Meeting Proxy, (viii) if the Declassification Proposal is approved, the Board does not file the Declassification Amendment with the Secretary of State of Delaware within five (5) business days following certification of stockholder approval, or (ix) the 2024 Annual Meeting is not held on or prior to November 30, 2024 (such date, the “Termination Date”); provided, that if either of clauses (ii) or (vi) occurs, the Company shall (1) notify the Investor Group in writing of such determination as promptly as practicable, and in any event within one (1) business day thereafter; and (2) agree to delay the 2023 Annual Meeting, the 2024 Annual Meeting, or the 2025 Annual Meeting, as applicable, by at least 75 calendar days to permit the members of the Investor Group (and their Affiliates) to seek the election of the Class 1 Series A Director (or any replacement candidate) as a director of the Company or submit a stockholder proposal to declassify the Board, as applicable, and engage in a solicitation of proxies with respect to the election of the Class 1 Series A Director (or any replacement candidate) as a director of the Company or such stockholder proposal, as applicable; and
(k)the term “third party” refers to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to either party.
14.Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.
15.Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:
If to the Company:
Lifecore Biomedical, Inc.
3515 Lyman Boulevard
Chaska, MN 55318
Email: John.Morberg@lifecore.com
Attention: John D. Morberg

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With copies (which shall not constitute notice) to:

Latham & Watkins LLP
650 Town Center Dr. Floor 20
Costa Mesa, CA 92626
Email: Darren.Guttenberg@lw.com; Christopher.Drewry@lw.com; Tessa.Bernhardt@lw.com
Attention: Darren Guttenberg; Christopher Drewry; Tessa Bernhardt

If to any Investor:

c/o Legion Partners Holdings, LLC
12121 Wilshire Boulevard, Suite 1240
Los Angeles, California 90025
Email: CKiper@legionpartners.com
Attention: Christopher S. Kiper

With copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Email: EGonzalez@olshanlaw.com
Attention: Elizabeth Gonzalez-Sussman

16.Governing Law. This Agreement shall be governed in all respects, including validity, interpretation, and effect, by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law or choice of law thereof or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction.
17.Jurisdiction. Each party to this Agreement agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement will be brought solely and exclusively in any state or federal court in the State of Delaware (and the parties agree not to commence any action, suit or proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 15 will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement, in any state or federal court in the State of Delaware, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.
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18.Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.
19.Representative. Each Investor hereby irrevocably appoints Legion Partners Asset Management, LLC (“LPAM”) as its attorney-in-fact and representative, in such Investor’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely, as being binding on each Investor, upon any action taken by LPAM or upon any document, notice, instruction, or other writing given or executed by LPAM.
20.Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, and representations, whether oral or written, of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants, or undertakings, oral or written, between the parties other than those expressly set forth herein.
21.Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
22.Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.
23.Remedies. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, non-appealable order that this Agreement has been breached by either party, then the breaching party shall reimburse the other party for its costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation, including any appeal therefrom.
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24.Receipt of Adequate Information; No Reliance; Representation by Counsel. Each party acknowledges that it has received adequate information to enter into this Agreement, that it has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof, and that it has not relied on any promise, representation, or warranty, express, or implied not contained in this Agreement. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. Further, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions of the Agreement shall be interpreted in a reasonable manner so as to effect the intent of the parties.
25.Construction. When a reference is made in this Agreement to a section, such reference shall be to a section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the Effective Date. The word “or” is not exclusive. The use of any gender shall be applicable to all genders. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule, or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule, or statute as from time to time amended, modified, or supplemented. For purposes of this Agreement, where an obligation of the Company or the Board (or any committee thereof) is qualified by the phrase “subject to the good faith exercise of the Board of its fiduciary duties under applicable law,” compliance with such obligation shall not be required if the Board (or, in the case of an obligation that is to be fulfilled by a committee of the Board, such committee), after receipt of advice from counsel regarding the same, determines in good faith that such compliance would violate the Board’s (or, as the case may be, such committee’s) fiduciary duties under applicable law.
26.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part
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or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.
27.Amendment. This Agreement may be modified, amended, or otherwise changed only in a writing signed by all of the parties hereto, or in the case of the Investors, the LPAM Representative, or their respective successors or assigns. Prior to the Termination Date, the Company shall not agree to any amendment to either of the Other Investor Agreements.
28.Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable by the parties hereto and the respective successors, heirs, executors, legal representatives and permitted assigns of the parties, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any of the parties; provided, however, that no party may assign this Agreement or any rights or obligations hereunder without, with respect to any Investor, the express prior written consent of the Company (with such consent specifically authorized by a majority of the Board), and with respect to the Company, the prior written consent of the LPAM Representative, and any assignment in contravention of the foregoing shall be null and avoid.
29.No Third-Party Beneficiaries. The representations, warranties, and agreements of the parties contained herein are intended solely for the benefit of the party to whom such representations, warranties, and/or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.
30.Counterparts; Facsimile / PDF Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
31.Termination. Except as otherwise provided in this Agreement or as otherwise mutually agreed in writing by each party, this Agreement shall terminate on the Termination Date. Notwithstanding the foregoing, the provisions of Section 12 through this Section 31 shall survive the termination of this Agreement and any Recipient’s obligations under Section 4 shall survive the termination of this Agreement until the Confidentiality Termination Date. No termination of this Agreement shall relieve any party from liability for any breach of this Agreement prior to such termination.

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[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the date first above written.
LIFECORE BIOMEDICAL, INC.

By: /s/ Paul Josephs
Name: Paul Josephs
Title: Chief Executive Officer

[Signature Page to Cooperation Agreement]

Legion Partners, L.P. I

By:	Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

Legion Partners, L.P. II

By:	Legion Partners Asset Management, LLC
Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

Legion Partners, LLC

By:	Legion Partners Holdings, LLC
Managing Member

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Member

Legion Partners Asset Management, LLC

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

[Signature Page to Cooperation Agreement]

Legion Partners Holdings, LLC

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Member

/s/ Christopher S. Kiper
Christopher S. Kiper

/s/ Raymond T. White
Raymond T. White

[Signature Page to Cooperation Agreement]

EXHIBIT A

INVESTOR GROUP OWNERSHIP

Investor	Shares of Common Stock Beneficially Owned	Shares of Series A Preferred Shares Beneficially Owned
Legion Partners, L.P. I	2,772,956	12,742
Legion Partners, L.P. II	167,184	1,212
Legion Partners, LLC	2,940,140	13,954
Legion Partners Asset Management, LLC	2,968,209	13,954
Legion Partners Holdings, LLC	2,968,409	13,954
Christopher S. Kiper	2,968,409	13,954
Raymond T. White	2,968,409	13,954

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EXHIBIT B

FORM OF PRESS RELEASE

(see attached)

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